Exhibit 10.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone
215-659-7588 fax
www.kns.com

October 18, 2010

Mr. Jason Livingston
[Address Omitted]

Dear Jason:

This letter confirms our mutual understanding that your employment with Kulicke and Soffa Industries, Inc. (the “Company”) will cease on October 31, 2010.  On behalf of the Company, I would like to thank you for your contributions to the Company during the last two years.

In connection with your separation from the Company and as contemplated by Section 4.4(a) of your Employment Agreement dated October 3, 2008 (the “Employment Agreement”), as severance, the Company will continue to pay to you your current base salary through October 3, 2011, provided that you execute a release of all employment and related claims against the Company, its officers, directors and stockholders within 21 days.  If you do not revoke the release within seven days of its execution, the release will become effective and the Company will commence severance payments.  As provided in Section 4.4(a) of your Employment Agreement, if you do not sign the release or if you timely revoke it, you will not receive any severance payments from the Company.  The form of the release is attached as Exhibit A to this letter.

You acknowledge that following your separation from employment, you continue to be bound by the confidentiality, noncompetition, non-solicitation and other provisions in Section 5 of the Employment Agreement.

The Company reserves all of its rights and remedies under the Employment Agreement and under applicable law, and nothing in this letter shall be construed as a waiver of those rights or remedies.

Please acknowledge you understand and agree with the arrangement described above by signing below and returning a copy of this letter and the executed release.

Sincerely,

/s/ Bruno Guilmart
Bruno Guilmart
President and
Chief Executive Officer

ACCEPTED AND AGREED

/s/ Jason Livingston
Jason Livingston

EXHIBIT A
RELEASE

           1.                Release.  In further consideration of the compensation and benefits provided pursuant to the Employment Agreement between Kulicke and Soffa Industries, Inc. (the “Company”) and Jason Livingston (the “Executive”) and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges the Company and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding (except and only as set forth in Section 4.4(a) of the Employment Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, and any other employee-protective law of any jurisdiction that may apply.  (All claims encompassed by this Paragraph are hereinafter referred to collectively as the “Claims”).

2.           Covenant Not To Sue.  Executive hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Released Parties in any judicial, administrative or any other forum.  Executive covenants to the fullest extent permitted by law that he will not lodge any formal or informal complaint or pursue any Claim in court.

3.           Knowing and Voluntary Agreement.  Executive acknowledges that he has carefully read and fully understands all of the provisions and effects of this Release; that the Company has advised him in writing, by this Paragraph, to consult with an attorney, and that he has consulted with an attorney of his choice, before signing this Release; that the Company has provided him with no less than twenty-one days to consider this Release before signing it; that the Company has provided him with no less than seven days within which to revoke this Release after signing it; that Executive is voluntarily entering into this Release free of coercion and duress; and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Release.

4.           Severability.  If any provision of this Release is determined to be invalid or unenforceable, the remainder of this Release other than such provision shall not be affected and will remain in full force and effect; provided, however, that if any release or waiver set forth in Section 1 of this Release is declared to be invalid, illegal or unenforceable in whole or in material respect, the party on whose benefit the release or waiver was provided shall have the right to elect to consider this Release to be nullified and, in such case, any payments or benefits that have been or were to be afforded under this Release shall be returned to the Company with interest unless prohibited by law.

5.           Good Faith Settlement / Continuing Rights and Obligations.  This Release constitutes the good faith settlement of all claims or potential claims Executive may have against the Released Parties, or any of them, and is not and shall not in any way be construed as an admission of any wrongful or discriminatory act against Executive or that the termination of Executive’s employment was in any way wrongful or unlawful.  This Release shall not in any way impact or diminish the rights and entitlements that the Company has under the Employment Agreement or the continuing duties and obligations that Executive owes the Company and others under the Employment Agreement, including Section 5 thereof.  This Release shall not in any way impact or diminish the rights or entitlements that the parties have under the Asset Purchase Agreement by and between Orthodyne Electronics Corporation (“OE”) and the Company, dated as of July 30, 2008, the Earnout Agreement by and between OE and the Company, dated as of July 30, 2008, or any other agreement between OE and the Company.

6.           Non-Disparagement.  Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Company and its affiliates, officers, directors, managers, employees or agents, or its or their business affairs or performance.

7.           Effective Date.  This Release shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 9, on the eighth day after Executive signs this Release.  Executive shall deliver this Release bearing his original signature to the Company at the following address:

Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, PA   19034
Attn:  General Counsel

8.           Revocation.  Executive may revoke this Release if, before 5:00 p.m. on the seventh day after Executive signs the Release, he delivers to the Company, at the address specified in Paragraph 8, written notice of his intent to revoke this Release.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed this Release this 18th day of October, 2010.

/s/ Jason Livingston
Jason Livingston